Contact:	Exhibit 99.1
Michael W. Shelton, EVP and CFO 336-369-0900
NewBridge Bancorp has no Investments in Freddie Mac or Fannie Mae Stock
GREENSBORO, N.C., September 18, 2008 — Recently, the United States Department of Treasury and the Federal Housing Finance Agency announced that the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Association (“Fannie Mae”) were being placed under conservatorship, with control of their management being given to the Federal Housing Finance Agency. In connection with this action, each of Fannie Mae and Freddie Mac have been prohibited from paying dividends on their equity securities, which has caused a severe diminution in the value of such equity securities. This diminution in value may result in “other-than-temporary impairment” write-downs during the third quarter for those financial institutions that held these shares in their investment portfolios. NewBridge Bancorp (NASDAQ: NBBC) (“NewBridge” or the “Company”), and its banking subsidiary NewBridge Bank (the “Bank”), do not hold any equity shares of either Freddie Mac or Fannie Mae in their securities portfolios, and therefore are not exposed to any potential charge to third quarter earnings related to declines in the value of Freddie Mac or Fannie Mae equity shares.
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives such as mutual funds and annuities through Raymond James Financial Services, Inc., a registered broker dealer.
NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2 billion. The Bank has 37 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. It maintains operations facilities in Lexington and Reidsville, NC. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge Bancorp and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general conditions.
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